UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2011

Image Metrics, Inc.
(Exact name of Registrant as Specified in its Charter)

Nevada	333-123092	20-1719023
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1918 Main Street, 2nd Floor, Santa Monica, California	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 656-6551

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On March 28, 2011, the Company entered into an amendment to its existing loan agreement with Rosi Kahane, as described in the Company’s Annual Report on Form 10-K filed with the SEC, as amended on February 22, 2011. The amendment increased the size of the credit facility to $7.1 million and extended the maturity date to January 31, 2013.  Under the amendment, the Company is required to make payments starting on July 1, 2011 and on the first business day of each month thereafter until paid in full or on the maturity date of the facility.  The scheduled payment amount each month equals the total interest accrued on the outstanding principal balance plus $150,000.

Borrowings under the agreement (i) are secured by a first priority lien on all of the Company’s assets, including the assets of the Company’s principal operating subsidiary, and a cross-guarantee by that subsidiary, (ii) bear interest at 13.5% per annum, and (iii) may be converted at any time and from time to time, at the option of the holder, into shares of the Company’s common stock at an exercise price of $1.00 per share.

Holders of the notes associated with this loan are entitled to receive 7.5% of revenue obtained from the future commercialization of the Company’s Facemail offering.  The holders are entitled to this revenue share for five years after the initial commercial release of the Facemail offering.

As of April 1, 2011, the Company had drawn down $5,625,000 under the loan agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information reported under Item 1.01 is incorporated herein by reference.
Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits

4.1	Amended and restated loan agreement dated December 22, 2010.

4.1	First amendment to amended and restated loan agreement dated March 28, 2011.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

IMAGE METRICS, INC.

By:	/s/ Ron Ryder
Ron Ryder
Chief Financial Officer

Date:  April 1, 2011